Exhibit 21
SUBSIDIARIES OF PREMIER, INC.
As of August 16, 2022

Name of Subsidiary	State/Province of Incorporation
Premier Healthcare Solutions, Inc. (1)	Delaware
Premier Services II, LLC (2)	Delaware
Premier Healthcare Alliance, L.P. (3)	California
Premier Supply Chain Improvement, Inc. (4)	Delaware
Premier Marketplace, LLC (4)	Delaware
Premier Supply Chain Holdings, LLC (4)	Delaware
NS3Health, LLC (5)	Florida
SVS LLC (5)	North Carolina
Commcare Pharmacy - FTL, LLC (6)	Florida
Premier Specialty Pharmacy Solutions, LLC (6)	Florida
Acro Pharmaceutical Services LLC (6)	Pennsylvania
Innovatix, LLC (5)	Delaware
InnovatixCares, LLC (7)	Delaware
Innovatix Network, LLC (7)	Delaware
Essensa Ventures, LLC (5)	New York
Premier Insurance Management Services, Inc. (2)	California
Premier Pharmacy Benefit Management, LLC (2)	Delaware
TheraDoc, Inc. (2)	Delaware
Healthcare Insights, LLC (2)	Illinois
CECity.com, Inc. (2)	Pennsylvania
ProvideGx, LLC (5)	Delaware
Contigo Health, LLC (9)	Ohio
Stanson Health, Inc. (2)	Delaware
Intersectta, LLC (5)	Delaware
Conductiv, Inc. (5)	North Carolina
Acurity, LLC (5)	Delaware
Nexera, LLC (5)	Delaware
Conductiv Contracts, LLC (5)	Delaware
Elements Canada, LLC (5)	Delaware
Premier IDS, LLC (2)	Delaware
Contigo Health Holdings LLC (2)	Delaware
Catavert, LLC (10)	North Carolina
(1) Wholly owned by Premier, Inc.
(2) Wholly owned by Premier Healthcare Solutions, Inc.
(3) Premier Healthcare Solutions, Inc. is the sole general partner, and Premier Services II, LLC is the sole limited partner of Premier Healthcare Alliance, L.P.
(4) Wholly owned by Premier Healthcare Alliance, L.P. (5) Wholly owned by Premier Supply Chain Improvement, Inc.
(6) Wholly owned by NS3Health, LLC.
(7) Wholly owned by Innovatix, LLC.
(8) CECity.com, Inc. holds a 50% interest.
(9) Contigo Health Holdings, LLC holds a 93% interest.

Exhibit 21
(10) Wholly owned by Contigo Health Holdings, LLC